GRAUBARD MILLER

THE CHRYSLER BUILDING

405 LEXINGTON AVENUE

NEW YORK, NEW YORK 10174

January 16, 2018

Andina II Holdco Corp.

250 West 57th Street

Suite 2223

New York, New York 10107

Dear Sirs:

Reference is made to the Registration Statement on Form S-4 (the “Registration Statement”) filed by Andina II Holdco Corp. (“Company”), a Delaware corporation, under the Securities Act of 1933, as amended (the “Act”), covering (i) an aggregate of 2,857,143 shares of common stock, par value $0.0001 per share (“Common Stock”), of the Company to be issued to the holders of common stock of Lazy Days’ R.V. Center, Inc. ( “Lazydays”) in connection with the proposed business combination between Andina Acquisition Corp. II (“Andina”), the Company and Lazydays (the “Business Combination”), (ii) an aggregate of 4,765,645 shares of Common Stock to be issued to the holders of ordinary shares and rights of Andina upon consummation of the Business Combination (including shares of Common Stock issuable in exchange for outstanding units of Andina, each such unit consisting of one ordinary share, one right and one warrant), (iii) an aggregate of 2,155,000 shares of Common Stock issuable upon exercise of outstanding Andina warrants, which whole warrants will entitle the holders to purchase one share of Common Stock of the Company at a price of $11.50 per whole share commencing after consummation of the Business Combination and (iv) an aggregate of 657,142 shares of Common Stock issuable upon exercise of outstanding Andina unit purchase options.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, we are of the opinion that:

1. The Common Stock to be issued to the holders of common stock of Lazydays in connection with the Business Combination, when issued in accordance with and in the manner described in the Registration Statement and the merger agreement governing the Business Combination, will be duly authorized, validly issued, fully paid and non-assessable.

2. The Common Stock to be issued to the holders of ordinary shares and rights of Andina upon consummation of the Business Combination, when issued in accordance with and in the manner described in the Registration Statement and the merger agreement governing the Business Combination and the Rights Agreement dated November 24, 2015 by and between Andina and Continental Stock Transfer & Trust Company governing the rights, will be duly authorized, validly issued, fully paid and non-assessable.

3. The Common Stock to be issued to the holders of Andina warrants, when issued in accordance with and in the manner described in the Registration Statement and the Warrant Agreement dated November 24, 2015 by and between Andina and Continental Stock Transfer & Trust Company governing the warrants, will be duly authorized, validly issued, fully paid and non-assessable.

4. The Common Stock to be issued to the holders of Andina unit purchase options, when issued in accordance with and in the manner described in the Registration Statement and the unit purchase options, will be duly authorized, validly issued, fully paid and non-assessable.

We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution, all applicable judicial and regulatory determinations in connection therewith. Our opinion is based on these laws as in effect on the date hereof and as of the effective date of the Registration Statement, and we assume no obligation to revise or supplement this opinion after the effective date of the Registration Statement should the law be changed by legislative action, judicial decision, or otherwise. We express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any other Federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,’

/s/ Graubard Miller